Exhibit 23.1

Consent of KPMG LLP

Independent Auditors’ Consent

The Board of Directors
United Therapeutics Corporation:

We consent to the use of our reports dated February 28, 2003, with respect to the consolidated balance sheets of United Therapeutics Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, incorporated herein by reference.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002.

KPMG LLP

McLean, Virginia
August 21, 2003